UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2015

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Escalera Resources Co. (the “Company”) received a written notice (the “Notice”) from The Nasdaq Stock Market (“NASDAQ”), advising us that the market value of our common stock for the previous 30 consecutive business days had been below the minimum $5,000,000 required (“Market Value of Publicly Held Shares Requirement”) for continued listing on the NASDAQ Global Select Market pursuant to NASDAQ Listing Rule 5450(b)(1)(C) (the “Rule”).

Pursuant to NASDAQ Listing Rule 5810(c)(3)(D), the Company has been provided an initial grace period of 180 calendar days, or until October 27, 2015, to regain compliance with the Rule.  The Notice further provides that NASDAQ will provide written confirmation stating that the Company has achieved compliance with the Rule if at any time before October 27, 2015, the market value of the Company’s publicly held common stock closes at $5,000,000 or more for a minimum of 10 consecutive business days.  If the Company does not regain compliance with the Rule by October 27, 2015, NASDAQ will provide written notification to the Company that the Company’s common stock is subject to delisting from the Nasdaq Global Market, at which time the Company will have an opportunity to appeal the determination to a NASDAQ Hearings Panel.

The Company intends to use all reasonable efforts to maintain the listing of its common stock on the NASDAQ Global Select Market, but there can be no guarantee that the Company will regain compliance with the Market Value of Publicly Held Shares Requirement. The Company could remedy this condition by transferring its common stock to another market, such as the NASDAQ Capital Markets exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: May 6, 2015	By:	/s/ Emily Maron
	Name:	Emily Maron
	Title:	Assistant Corporate Secretary